Exhibit (a)(30)

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@te.com	Tender Offer Information Agent: Innisfree M&A Incorporated 888-750-5834 Toll-Free

EU CLEARS TYCO ELECTRONICS’ ACQUISITION OF ADC

SCHAFFHAUSEN, Switzerland, Dec. 7, 2010 — Tyco Electronics Ltd. (NYSE: TEL) announced today that it has received merger control clearance from the European Commission for its proposed acquisition of ADC Telecommunications, Inc. (NASDAQ: ADCT).

This clearance satisfies the condition of the tender offer related to European Union regulatory approval.  Tyco Electronics’ tender offer for shares of ADC is scheduled to expire at 5:00 p.m., New York City time on Wednesday, Dec. 8, 2010.

ABOUT TYCO ELECTRONICS (TE)

Tyco Electronics Ltd. is a global technology company with fiscal 2010 sales of US$12.1 billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems; consumer electronics; telecommunications; aerospace, defense and marine; medical; energy; and lighting. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, we are a recognized leader in many of the industries we serve. More information on TE can be found at www.te.com.

FORWARD-LOOKING STATEMENTS

This announcement contains certain forward-looking statements.  These statements are based on management’s current expectations and are subject to risk, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements.  All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate”, “believe”, “expect”, “estimate”, “plan” and similar expressions are generally intended to identify forward-looking statements.  Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly in the automotive industry and the telecommunications, computer and consumer electronics industries; future goodwill impairment; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; political, economic and military instability in countries in which Tyco Electronics operates; compliance with current and future environmental and other laws and regulations; the possible effects on Tyco Electronics of changes in tax laws, tax treaties and other legislations; the risk that the transaction may not be consummated; the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; the risk that ADC will not be integrated successfully into Tyco Electronics; and the risk that revenue opportunities, cost savings and other anticipated synergies from the transaction may not be fully realized or may take longer to realize than expected.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell common stock of ADC.  The solicitation and offer to buy ADC common stock is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) filed by Tyco Electronics with the Securities and Exchange Commission (SEC) on July 26, 2010.  ADC also filed a solicitation/recommendation statement with respect to the tender offer on Schedule 14D-9 with the SEC on July 26, 2010.  These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer and ADC’s Board of Directors recommendation of the tender offer, that should be read carefully before any decision is made with respect to the tender offer.  Investors and security holders may obtain a free copy of these materials and other documents filed by Tyco Electronics or ADC with the SEC at the website maintained by the SEC at www.sec.gov.  The offer to purchase and related materials may also be obtained for free by contacting the information agent for the offer, Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, Tel: 212-750-5833.

Note: The toll-free number for Innisfree is 888-750-5834.

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